Exhibit 99.1

Wednesday April 15, 2015
FOR IMMEDIATE RELEASE

Washington Federal Announces a 10.5% Increase in
Quarterly Earnings Per Share

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $40,361,000 or $0.42 per diluted share for the quarter ended March 31, 2015, compared to $38,657,000 or $0.38 per diluted share for the quarter ended March 31, 2014, an increase of 10.5%. The quarter produced a return on average assets of 1.11% and a return on average equity of 8.29%.
Chairman, President & CEO Roy M. Whitehead commented, “It was a good, solid quarter for the Company, with virtually every key measure of performance showing improvement. That enabled us to reward shareholders with more aggressive share repurchases and an 18% increase in the cash dividend during the quarter. Due to improved business conditions in our largest markets, we expect the Company to continue to do well”.
Loans receivable grew by $167 million, or 2.0%, during the quarter to $8.4 billion as of March 31, 2015. The fiscal year to date increase was $273 million or 3.3%. Loan originations for the quarter totaled $691 million, a $281 million or 69% increase over the same quarter of the prior year. Commercial loan originations made up 69% of loan originations for the current quarter. The weighted average interest rate on loans as of March 31, 2015 was 4.61%, which is a decrease from 4.69% as of December 31, 2014. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Customer deposits also increased during the quarter, by $114 million to $10.7 billion and have held steady since the fiscal year-end on September 30, 2014. The mix of customer deposits has continued to shift. Transaction accounts increased by $244 million or 4.5% during the quarter and now represent 53% of total deposits, compared to 51% as of September 30, 2014. Over the last several years, the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates.
Due primarily to growth in loans receivable, total assets increased by $116 million this quarter to $14.6 billion. Since the prior fiscal year-end, total assets have decreased by $145 million or 1.0%, from $14.8 billion at September 30, 2014, primarily driven by a reduction in cash and investments. Available for sale investments have decreased $293 million or 9.6%, and held to maturity investments decreased $68 million or 4.4% from the prior year end. During the quarter, the Company had an average balance of cash equivalents of $481 million invested overnight at a yield of approximately 0.25%. Cash and cash equivalents increased to $675 million as of March 31, 2015.
Net interest income for the quarter was $103.9 million, a $3.2 million or 3.2% increase from the quarter ended March 31, 2014. Net interest income was higher as the mix of carrying assets shifted toward higher yielding loans compared to investments. Reduced interest expense on customer funds was due to more transaction accounts and the continued downward repricing of time deposits. Borrowing costs were $0.8 million or 4.5% lower for the quarter due to prepayment of an FHLB advance last quarter. Net interest margin was 3.10% for the quarter ended March 31, 2015, up from 3.01% for the prior quarter and 3.03% for the quarter ended March 31, 2014. Average earning assets increased $95 million or 0.7% compared to the same quarter of the prior year.
Total non-performing assets, including real estate owned as a result of foreclosure, declined by $11 million during the quarter to $153 million or 1.05% of total assets. This includes the addition of $1 million in non-performing loans and $9 million in real estate owned that were acquired from Horizon Bank in 2010, for which a loss share agreement with the FDIC expired after March 31, 2015. Excluding the one-time reclassification of covered assets, total non-performing assets decreased by 2.8%, from $147 million at September 30, 2014 to $143 million as of March 31, 2015. Total loan delinquencies were 1.20% as of March 31, 2015, a decrease from 1.44% at September 30, 2014 due to credit quality improvements and the inclusion of the covered loans noted above. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the fiscal year to 1.42% from 1.63% at September 30, 2014.
The provision for loan losses was a reversal of $3.9 million and $4.3 million for the quarters ended March 31, 2015 and 2014, respectively, as a result of the continued improvement in asset quality. Net loan recoveries increased to $3.1 million in the most recent quarter from $1.5 million in the quarter ended March 31, 2014. The Company maintains an allowance for loan losses plus a reserve for unfunded commitments that total $110 million or 1.22% of total gross loans. This compares to $111 million or 1.26% of total gross loans as of December 31, 2014.
Net gain on real estate acquired through foreclosure amounted to $1.5 million during the quarter, as compared to a net gain of $0.3 million for the prior quarter and $0.6 million for the quarter ended March 31, 2014. The Company expects the amount of gain or loss on real estate acquired to continue to fluctuate in future quarters based primarily on the timing of sales and the amount, if any, of gains or losses related to those sales. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional valuation adjustments.
The Company’s efficiency ratio was 49.97% for the quarter as compared to 48.50% in the same quarter of the prior year. Total operating expenses increased by $5.3 million or 10.1% for the quarter ended March 31, 2014, largely driven by an increase in employees and branch locations provided by the branch acquisitions of the prior fiscal year and the related costs to service the acquired transaction accounts. Deposit related service fee income increased by $2.0 million as compared to the same quarter of the prior year.
On February 16, 2015, the Company paid a cash dividend of $.13 per share to common stockholders of record on February 2, 2015. This was the Company’s 128th quarterly cash dividend. During the quarter, the Company repurchased 2.5 million shares of stock at a weighted average price of $21.21. For the fiscal year 2015, the Company has repurchased 3.6 million shares of stock at a weighted average price of $21.39 and has further authorization to repurchase an additional 1.4 million shares. The Company has returned 162% of earnings to shareholders for the quarter and 132% for the six months ended March 31, 2015 through the combination of cash dividends and share repurchases. The ratio of tangible common equity to tangible assets was 11.65% as of March 31, 2015.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 247 branches in eight western states. The bank gathers deposits from the general public and invests these funds in loans of various types, including first lien mortgage loans, home equity loans, construction loans, land acquisition and development loans, multi-family dwelling loans, other income producing property loans, and business loans. It also invests funds in government and agency obligations and certain other investments.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2015	September 30, 2014
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$675,064	$781,843
Available-for-sale securities, at fair value	2,756,906	3,049,442
Held-to-maturity securities, at amortized cost	1,479,781	1,548,265
Loans receivable, net	8,420,988	8,148,322
Covered loans, net	138,005	176,476
Interest receivable	40,359	52,037
Premises and equipment, net	264,063	257,543
Real estate held for sale	60,822	55,072
Real estate held for investment	4,068	4,808
Covered real estate held for sale	15,668	24,082
FDIC indemnification asset	23,115	36,860
FHLB and FRB stock	150,918	158,839
Bank owned life insurance	100,961	—
Intangible assets, net	300,903	302,909
Federal and state income tax assets, net	7,908	16,515
Other assets	171,490	143,028
	$14,611,019	$14,756,041
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,707,797	$5,490,687
Time deposit accounts	4,984,828	5,226,241
	10,692,625	10,716,928
FHLB advances	1,830,000	1,930,000
Advance payments by borrowers for taxes and insurance	18,008	29,004
Accrued expenses and other liabilities	102,246	106,826
	12,642,879	12,782,758
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,622,663 and 132,322,909 shares issued; 95,088,294 and 98,404,705 shares outstanding	133,623	133,323
Paid-in capital	1,640,984	1,638,211
Accumulated other comprehensive income, net of taxes	23,485	20,708
Treasury stock, at cost; 38,534,369 and 34,918,204 shares	(602,463)	(525,108)
Retained earnings	772,511	709,149
	1,968,140	1,976,283
	$14,611,019	$14,759,041
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$20.70	$20.09
Tangible common stockholders' equity per share	17.53	17.01
Stockholders' equity to total assets	13.47%	13.40%
Tangible common stockholders' equity to tangible assets	11.65	11.58

Weighted average rates at period end
Loans and mortgage-backed securities	4.10%	4.17%
Combined loans, mortgage-backed securities and investments	3.63	3.63
Customer accounts	0.48	0.51
Borrowings	3.49	3.52
Combined cost of customer accounts and borrowings	0.92	0.97
Interest rate spread	2.71	2.66

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$109,274	$106,334	$217,567	$213,561
Mortgage-backed securities	18,143	21,072	37,318	40,440
Investment securities and cash equivalents	5,213	4,945	11,029	9,608
	132,630	132,351	265,914	263,609
INTEREST EXPENSE
Customer accounts	12,574	14,780	26,018	30,279
FHLB advances and other borrowings	16,176	16,935	33,832	34,382
	28,750	31,715	59,850	64,661
Net interest income	103,880	100,636	206,064	198,948
Provision (reversal) for loan losses	(3,949)	(4,336)	(9,449)	(8,936)
Net interest income after provision for loan losses	107,829	104,972	215,513	207,884

OTHER INCOME
Loan fee income	2,048	1,324	4,112	3,370
Deposit fee income	5,405	3,381	11,383	5,085
Other Income (Loss)	3,388	1,997	726	4,035
	10,841	6,702	16,221	12,490
OTHER EXPENSE
Compensation and benefits	30,469	27,836	59,629	52,962
Occupancy	8,239	7,346	16,374	14,396
FDIC insurance premiums	2,380	2,767	3,055	5,701
Product delivery	5,420	4,066	11,047	5,384
Information Technology	3,882	3,931	7,912	6,860
Other	6,934	6,113	12,909	10,876
	57,324	52,059	110,926	96,179
Gain (loss) on real estate acquired through foreclosure, net	1,473	553	1,788	(1,398)
Income before income taxes	62,819	60,168	122,596	122,797
Income tax provision	22,458	21,511	43,828	43,904
NET INCOME	$40,361	$38,657	$78,768	$78,893

PER SHARE DATA
Basic earnings	$0.42	$0.38	$0.81	$0.77
Diluted earnings	0.42	0.38	0.81	0.77
Cash dividends per share	0.13	0.10	0.28	0.20
Basic weighted average number of shares outstanding	96,373,366	102,013,857	97,270,403	102,173,829
Diluted weighted average number of shares outstanding, including dilutive stock options	96,725,234	102,488,844	97,635,201	102,652,984

PERFORMANCE RATIOS
Return on average assets	1.11%	1.07%	1.08%	1.13%
Return on average common equity	8.29	7.85	8.06	8.05
Net Interest Margin	3.10	3.03	3.05	3.07